Exhibit 99.1

Press contact: Trinseo Donna St. Germain Tel: +1 610-240-3307 Email: stgermain@styron.com	Press contact, Europe/Asia: Porter Novelli Sylva De Craecker Tel : + 32 478 27 93 62 sylva.de.craecker@porternovelli.be	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@styron.com

Trinseo Reports Third Quarter 2014 Financial Results

Third Quarter 2014 Highlights

•	SSBR sales volume increased over 30% versus prior year

•	Completed first step of our Polycarbonate restructuring by exiting contract manufacturing agreement at Dow’s Freeport, TX facility

•	Repayment of $132.5 million of Senior Secured Notes in July 2014

•	Volume of 1,315 million pounds, up 2.6% versus prior year

•	Revenue of $1,305 million, flat versus prior year

	Three Months Ended
$millions, except per share data	September 30,		June 30,
	2014	2013	2014
Revenue	1,305	1,309	1,341
EBITDA	52	67	21
Adjusted EBITDA	62	72	79
Net Income (loss)	(10)	5	(45)
Adjusted Net Income	1	10	11
EPS (Basic & Diluted) ($)	(0.21)	0.13	(1.15)
Adjusted EPS ($)	0.01	0.28	0.28

BERWYN, Pa – November 13, 2014 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber, today reported its third quarter of 2014 financial results with revenue of $1,305 million and Adjusted EBITDA of $62 million.

Commenting on the company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Third quarter adjusted EBITDA was sequentially lower due to weaker economic conditions, customer inventory destocking driven by dropping oil prices, raw material dynamics in our Styrenics segment, a planned turnaround in Synthetic Rubber and seasonality in Europe. Our results for our Rubber, Latex, Automotive and Consumer Essential Markets businesses were, in aggregate, in line with our expectations. We did have a shortfall versus expectations in Styrenics, in both Americas Styrenics and in styrene monomer and polystyrene margins. This was driven by the combination of weaker Europe and Asia economic conditions.”

Revenue in the third quarter was roughly flat to prior year as higher SSBR volume and a favorable foreign exchange impact were offset by lower price which was primarily driven by the pass through of lower raw material cost. Sequentially, revenue decreased by 3% due to lower sales volume, with seasonality and weaker economic conditions in Europe, as well as an unfavorable currency impact as the U.S. dollar strengthened compared to the euro.

Adjusted EBITDA for the quarter decreased $10 million, or 14%, versus the prior year. This decrease was driven by lower styrene monomer production margin and lower equity affiliate income which were partially offset by favorable raw material purchase timing as well as higher SSBR sales volume. In addition, prior year results included a $12 million foreign exchange loss compared to a $2 million gain in the current year. Sequentially, Adjusted EBITDA decreased $18 million, or 22%, due to the turnaround at our Schkopau, Germany Rubber plant, lower styrene and polystyrene margins, higher bisphenol-A cost in Polycarbonate, and seasonality in Europe.

Third Quarter Results and Commentary by Business Segment

•	Latex revenue of $328 million for the quarter was down 1% versus the prior year due mostly to the pass through of lower raw materials costs. Lower volume sold to the Europe and North America paper markets was offset by higher volume to the Asia paper and North America and Europe carpet markets. Adjusted EBITDA of $26 million decreased by less than $1 million. Sales volume and EBITDA performance have been consistent during the past eight quarters. Declines in the Europe and North America graphical paper markets have been offset with increases in other markets, as well as the Company’s lower cost emulsions offerings.

•	Synthetic Rubber revenue of $155 million increased 10% from the prior year due to an increase of over 30% in SSBR sales volume, the pass through of higher butadiene cost as well as currency. These impacts were partially offset by lower revenue from the termination of the capacity rights agreement with JSR. Adjusted EBITDA of $27 million was $14 million higher than the prior year driven by the higher SSBR sales volume as well as higher margin due to more favorable raw material timing, which were partially offset by turnaround related impacts. Positive trends in the performance tire market, which is growing at 3 to 4 times the overall tire market, align well to the Company’s investment focus on enhanced SSBR and Nd-PBR.

•	Styrenics revenue of $561 million for the quarter was 3% below the prior year due mostly to the pass through of lower styrene costs which were partially offset by currency. Adjusted EBITDA of $22 million was $45 million below prior year due primarily to lower styrene monomer margins. These margins were well below last year’s which were at their highest level since 2005. Additionally, equity affiliate earnings from Americas Styrenics decreased versus prior year. The polystyrene market was particularly weak during the quarter due to economic conditions, the European summer holiday, and destocking driven by high styrene prices. Styrene monomer margins in Europe were similar to last quarter but were significantly lower in Asia.

•	Engineered Polymers revenue of $261 million was 1% higher than the prior year due to currency. Adjusted EBITDA of $2 million was flat versus prior year as higher volume to the automotive market as well as higher margin in our compounds and blends products were offset by a decrease in equity affiliate earnings from Sumika Styron. The global polycarbonate market continues to rebound with year-to-date growth of about 5% and operating rates approaching 80%. Sales volume to the consumer essential markets was its highest since 2012. Sales volume to the automotive market grew year-over-year in Europe, North America, and Asia.

Free Cash Flow and Liquidity

On July 14 we used the proceeds from our IPO to repay $132.5 million face amount of our Senior Secured Notes due 2019 at a redemption price equal to 103% of the principal amount, plus accrued and unpaid interest. Free cash flow for the quarter was negative $19 million, which included $60 million of cash interest, $14 million of capital expenditures, and $7.5 million of dividends received from Americas Styrenics. Quarter-end liquidity was $631 million.

Outlook

Commenting on the outlook for the fourth quarter of 2014 Pappas said, “Overall we expect a stronger fundamental performance in the fourth quarter as compared to the third quarter. We expect sequential improvements in Synthetic Rubber, which is coming out of the third quarter turnaround; Styrenics, from improving styrene margins; and Engineered Polymers, as we start to see cost savings from our exit of Freeport. However, we see some challenges with a weakening euro as well as a possible substantial, unfavorable inventory revaluation impact with declining raw material costs.”

“We recently announced a new business alignment, effective in January 2015, which will create two new business divisions – Performance Materials and Basic Plastics & Feedstocks – grouping businesses with similar strategies and drivers, enabling more effective management and increasing visibility between our commodity and differentiated businesses,” continued Pappas.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2014 financial results tomorrow, Friday, November 14, 2014 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, John Feenan, Executive Vice President and Chief Financial Officer and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 28766553

The Company will also offer a live Webcast of the conference call on the Trinseo Investor relations website.

Trinseo has posted its third quarter 2014 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 13, 2015.

Formerly known as Styron, Trinseo previously announced plans to change the name of all Styron affiliated companies to Trinseo. Some, but not all, of the Styron companies have completed the name change process and are currently known as Trinseo; Styron companies that have not completed this process will continue to do business as Styron until their respective name changes are complete. Styron’s operating companies also continue to do business as Styron at this time.

About Trinseo

Trinseo (NYSE:TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net sales	$1,305,493	$1,340,935	$1,308,959	$4,005,560	$4,062,303
Cost of sales	1,237,257	1,248,525	1,212,442	3,746,285	3,819,474

Gross profit	68,236	92,410	96,517	259,275	242,829
Selling, general and administrative expenses	48,113	74,208	53,772	172,351	155,006
Equity in earnings of unconsolidated affiliates	9,267	5,378	15,215	29,595	26,943

Operating income	29,390	23,580	57,960	116,519	114,766
Interest expense, net	30,098	32,602	32,881	95,518	98,927
Loss on extinguishment of long-term debt	7,390	—	—	7,390	20,744
Other expense (income), net	(1,638)	30,149	14,142	29,406	19,850

Income (loss) before income taxes	(6,460)	(39,171)	10,937	(15,795)	(24,755)
Provision for income taxes	3,650	5,450	6,001	21,850	8,051

Net income (loss)	$(10,110)	$(44,621)	$4,936	$(37,645)	$(32,806)

Weighted average shares- basic and diluted	48,770	38,912	37,270	41,693	37,270
Net income (loss) per share- basic and diluted	$(0.21)	$(1.15)	$0.13	$(0.90)	$(0.88)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$152,127	$196,503
Accounts receivable, net of allowance for doubtful accounts	726,293	717,482
Inventories	508,467	530,191
Deferred income tax assets	12,723	9,820
Other current assets	21,990	22,750

Total current assets	1,421,600	1,476,746

Investments in unconsolidated affiliates	164,504	155,887
Property, plant and equipment, net of accumulated depreciation	552,038	606,427
Other assets
Goodwill	34,316	37,273
Other intangible assets, net	172,923	171,514
Deferred income tax assets—noncurrent	38,098	42,938
Deferred charges and other assets	64,602	83,996

Total other assets	309,939	335,721

Total assets	$2,448,081	$2,574,781

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$8,813	$8,754
Accounts payable	486,930	509,093
Income taxes payable	10,127	9,683
Deferred income tax liabilities	1,959	2,903
Accrued expenses and other current liabilities	96,479	136,129

Total current liabilities	604,308	666,562

Noncurrent liabilities
Long-term debt	1,194,801	1,327,667
Deferred income tax liabilities—noncurrent	31,265	26,932
Other noncurrent obligations	200,636	210,418

Total noncurrent liabilities	1,426,702	1,565,017

Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at September 30, 2014 and December 31, 2013, and 48,770 and 37,270 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	488	373
Additional paid-in-capital	544,808	339,055
Accumulated deficit	(122,249)	(84,604)
Accumulated other comprehensive income (loss)	(5,976)	88,378

Total shareholders’ equity	417,071	343,202

Total liabilities and shareholders’ equity	$2,448,081	$2,574,781

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Cash provided by operating activities	$1,661	$93,588

Cash flows from investing activities
Capital expenditures	(69,269)	(52,318)
Proceeds from the sale of businesses and other assets	6,257	15,221
Proceeds from capital expenditures subsidy	—	6,575
Payment for working capital adjustment from sale of business	(700)	—
Advance payment refunded	—	(2,711)
Distributions from unconsolidated affiliates	978	1,055
Decrease in restricted cash	—	7,852

Cash used in investing activities	$(62,734)	$(24,326)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	198,087	—
Deferred financing fees	—	(46,834)
Short-term borrowings, net	(43,430)	(32,676)
Repayments of Term Loans	—	(1,239,000)
Proceeds from the issuance of Senior Notes	—	1,325,000
Repayments of Senior Notes	(132,500)	—
Proceeds from Accounts Receivable Securitization Facility	283,292	351,630
Repayments of Accounts Receivable Securitization Facility	(283,859)	(391,181)
Proceeds from Revolving Facility	—	405,000
Repayments of Revolving Facility	—	(525,000)

Cash provided by (used in) financing activities	$21,590	$(153,061)
Effect of exchange rates on cash	(4,893)	1,168

Net change in cash and cash equivalents	(44,376)	(82,631)
Cash and cash equivalents—beginning of period	196,503	236,357

Cash and cash equivalents—end of period	$152,127	$153,726

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

(In thousands)	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Latex	$328,394	$320,682	$332,102	$975,382	$1,033,820
Synthetic Rubber	155,452	164,926	141,549	497,091	474,139
Styrenics	560,527	589,739	576,276	1,744,608	1,775,573
Engineered Polymers	261,120	265,588	259,032	788,479	778,771

Total Revenue	$1,305,493	$1,340,935	$1,308,959	$4,005,560	$4,062,303

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income (Loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw material during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net Income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding inventory revaluation, Adjusted Net Income, and Adjusted EPS. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

(In millions, except per share data)	Three Months Ended			Statement of Operations Classification
	September 30, 2014	June 30, 2014	September 30, 2013
Net income (loss)	$(10.1)	$(44.6)	$4.9
Interest expense, net	30.1	32.6	32.9
Provision for income taxes	3.7	5.5	6.0
Depreciation and amortization	27.8	27.1	23.2

EBITDA	$51.5	$20.6	$67.0
Loss on extinguishment of long-term debt	7.4	—	—	Loss on extinguishment of long-term debt
Net losses on disposition of businesses and assets (a)	—	—	1.0	Other expense (income), net
Restructuring and other charges (b)	0.8	2.1	2.6	Selling, general, and administrative expenses
Fees paid pursuant to advisory agreement (c)	—	24.2	1.2	Selling, general, and administrative expenses
Other non-recurring items (d)	1.9	32.5	—	Selling, general, and administrative expenses; Other expense (income), net

Adjusted EBITDA	$61.6	$79.4	$71.8

Inventory revaluation (e)	0.8	(2.6)	26.4

Adjusted EBITDA, excluding inventory revaluation	$62.4	$76.8	$98.2

Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$61.6	$79.4	$71.8
Interest expense, net	30.1	32.6	32.9
Provision for income taxes – Adjusted (f)	5.4	10.1	5.2
Depreciation and amortization – Adjusted (g)	25.6	25.8	23.2

Adjusted Net Income	$0.5	$10.9	$10.5

Adjusted EPS	$0.01	$0.28	$0.28

Adjusted EBITDA by Segment:
Latex	$26.2	$26.7	$26.6
Synthetic Rubber	26.6	37.0	12.8
Styrenics	21.6	27.2	67.0
Engineered Polymers	1.8	5.3	2.0
Unallocated Corporate	(14.6)	(16.8)	(36.6)

Adjusted EBITDA	$61.6	$79.4	$71.8

(a)	Net losses on the disposition of businesses and assets for the three months ended September 30, 2013 related to a loss on sale of the Company’s expandable polystyrene business, which was approved by the Company’s board of directors in June 2013 and closed in September 2013.

(b)	Restructuring and other charges for the three months ended September 30, 2014, June 30, 2014, and September 30, 2013 were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia during 2013.
(c)	Represents fees paid under the terms of our Advisory Agreement with Bain Capital. For the three months ended June 30, 2014, this includes a charge of $23.3 million for fees incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company’s IPO in June 2014.
(d)	Other non-recurring items incurred for the three months ended June 30, 2014 include a one-time $32.5 million payment made to Dow in connection with the termination of our Latex JV Option Agreement. Amounts incurred during the three months ended September 30, 2014 consist of costs related to the process of changing our corporate name from Styron to Trinseo.
(e)	See the discussion above this table for a description of Adjusted EBITDA excluding inventory revaluation.
(f)	Adjusted to remove the tax impact of the related items noted above in (a) – (d). Additionally, the three months ended June 30, 2014 excludes a $2.7 million tax benefit recognized during the period related to a previously unrecognized tax benefit resulting from the effective settlement of a 2010 and 2011 audit with the IRS.
(g)	Excludes accelerated depreciation of $2.0 and $1.3 million during the three months ended September 30, 2014 and June 30, 2014, respectively, related primarily to the termination of our contract manufacturing agreement with Dow at Dow’s Freeport, Texas facility.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

(in millions)	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Cash provided by (used in) operating activities	$(6.2)	$100.1	$1.7	$93.6
Cash used in investing activities	(12.7)	(8.0)	(62.7)	(24.3)
Impact of changes in restricted cash	—	—	—	(7.9)

Free Cash Flow	$(18.9)	$92.1	$(61.0)	$61.4

Note: free cash flow for the nine months ended September 30, 2014, includes $56 million outflow resulting from the termination of our Latex JV Option Agreement with Dow and our Advisory Agreement with Bain Capital.

Liquidity

(in millions)	September 30, 2014	December 31, 2013
Cash and cash equivalents	$152.1	$196.5
Available borrowings under accounts receivable securitization agreement	186.1	143.8
Available borrowings under the revolving facility	293.1	292.7

Liquidity	$631.3	$633.0